Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fidelity National Financial, Inc.:

We consent to the use of our report dated May 11, 2017, except as to Notes A and N, which are as of August 21, 2017, with respect to the combined balance sheet of Fidelity National Financial Ventures Operations as of December 31, 2015, and the related combined financial statements of operations, comprehensive earnings (loss), equity, and cash flows for each of the years in the two-year period ended December 31, 2015 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Jacksonville, Florida

October 2, 2017

Certified Public Accountants